Exhibit 4.5

AMENDED AND RESTATED WARRANT

THIS AMENDED AND RESTATED WARRANT (THIS “WARRANT”) IS ISSUED PURSUANT TO THE TERMS OF THE PROVISIONS OF A WARRANT PURCHASE AGREEMENT (THE “AGREEMENT”) BETWEEN COMVERGE, INC. (THE “COMPANY”) AND THE INITIAL WARRANT HOLDER. A COPY OF THE AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF THE COMPANY. THIS SECURITY WAS SOLD IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

This Amended and Restated Warrant amends and restates in its entirety the Warrant issued by Comverge, Inc., a Delaware corporation (the “Company”), to the Holder (as defined below) on June 10, 2005.

Initial Number of Shares:	1,103,387 (subject to adjustment as set forth herein)

Class of Shares:	Series B Convertible Preferred Stock, $0.001 par value

Exercise Price:	$3.62 (subject to adjustment as set forth herein)

Original Issue Date:	June 10, 2005

Date of Amendment and Restatement:	April 4, 2007

Expiration Date:	June 9, 2010

The term “Holder” shall initially refer to Partners for Growth, L.P., a Delaware limited partnership (“PFG”), which is the initial holder of this Warrant and shall further refer to any subsequent permitted holder of this Warrant from time to time.

The Holder is subject to certain restrictions as set forth in the Agreement.

The Company does hereby certify and agree that for good and valuable consideration, the Holder, or its permitted successors and assigns, hereby is initially entitled to purchase from the Company 1,103,387 (subject to adjustment pursuant to subsection 1.2 and Section 4 below) duly authorized, validly issued, fully paid and non-assessable shares of its Series B Convertible Preferred Stock, $0.001 par value (the “Shares”), each upon the terms and subject to the provisions of this Warrant. The shares of Series B Convertible Preferred Stock and Common Stock into which the Shares are convertible, if all of the outstanding shares of Series B Preferred Stock are converted to Common Stock prior to the exercise of this Warrant, are referred to herein as the “Warrant Stock”.

Section 1. Term, Price and Exercise of Warrant.

1.1 Term of Warrant. This Warrant is not exercisable upon issuance and shall become exercisable only on the date upon which the Company prepays the Loan in compliance with Section 1(e) of the Schedule to the Loan and Security Agreement, dated June 10, 2005, as amended by that certain Loan Modification Agreement dated as of April 4, 2007 (the “Loan Agreement”). The right to exercise this Warrant shall expire and this Warrant shall terminate upon the earliest to occur of (i) 5:00 p.m. (Atlanta, Georgia time) on June 9, 2010 or (ii) the conversion of the entire amount then outstanding under the Loan into shares of capital stock of the Company pursuant to the terms of the Loan Agreement (the “Expiration Date”).

1.2. Number of Shares. This Warrant shall initially be exercisable for 1,103, 387 shares of the Company’s Series B Convertible Preferred Stock (or such shares of Common Stock into which the Shares are converted, if all of the outstanding shares of Series B Preferred Stock are converted to Common Stock prior to the exercise of this Warrant). In the event that, from time to time, any portion of the amount outstanding under the Loan is converted into shares of capital stock of the Company, whether pursuant to the terms of the Loan Agreement in compliance with Section 1(c) of the Schedule to the Loan Agreement or otherwise, then the number of Shares for which this Warrant shall be exercisable shall be reduced, and this Warrant shall become exercisable for the number of Shares equal the product of (X) the quotient of (1) the outstanding principal amount of the Loan prior to the conversion minus the outstanding principal amount of the Loan so converted divided by (2) the applicable outstanding principal amount of the Loan immediately prior to such conversion multiplied by (Y) the total number of Shares for which this Warrant was exercisable immediately prior to such conversion.

1.3 Exercise Price. The price per share at which the Warrant Stock is issuable upon exercise of this Warrant shall be $3.62 per share, subject to adjustment from time to time as set forth herein (the “Exercise Price”).

1.4 Exercise of Warrant.

(a) Subject to Sections 1.1, 1.2 and 1.7, this Warrant may be exercised or converted, in whole or in part, by surrender to the Company at its then principal offices in the United States of this Warrant to be exercised, together with the form of election to exercise attached hereto as Exhibit A duly completed and executed, and upon payment to the Company of the Exercise Price for the number of shares of Warrant Stock in respect of which this Warrant is then being exercised.

(b) Payment of the aggregate Exercise Price may be made (i) in cash or by cashier’s or bank check or (ii) by converting this Warrant through a Cashless Exercise (as defined herein). Upon a “Cashless Exercise” the Holder shall receive Warrant Stock on a net basis such that, without the payment of any funds, the Holder shall surrender this

Warrant in exchange for the number of shares of Warrant Stock equal to “X” (as defined below), computed using the following formula:

X =	Y * (A-B)
A

Where

X	= the number of shares of Warrant Stock to be issued to Holder.

Y	= the number of shares of Warrant Stock to be exercised under this Warrant

A	= the Fair Market Value of one share of Warrant Stock.

B	= the Exercise Price (as adjusted to the date of such calculations).

(c) For purposes of Cashless Exercise of this Warrant, the “Fair Market Value” of one share of Warrant Stock shall be:

(i) if the exercise occurs upon the Company’s initial public offering of shares of its Common Stock (“IPO”), and if the Company’s registration statement relating to such IPO has been declared effective by the Securities and Exchange Commission, then the fair market value shall be the initial per share offering price specified in the final prospectus with respect to the IPO;

(ii) if the exercise occurs upon a Change of Control, then the fair market value shall be the value received in such Change of Control by the holders of the securities as to which purchase rights under this Warrant exist;

(iii) if the exercise occurs after, and not in connection with the Company’s IPO, and:

(1) if the Common Stock is traded on a securities exchange or the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices on such exchange or market over the 30-day period ending three days prior to the date of the Notice of Conversion; or

(2) if the Common Stock is actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the date of the Notice of Conversion;

(iv) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Company’s Board of Directors.

(d) In the event that Holder elects to convert the Warrant Stock through Cashless Exercise in connection with a transaction in which the Warrant Stock is converted into or exchanged for another security, Holder may effect a Cashless Exercise directly into such other security at the rate other shares of Warrant Stock are converted. Notwithstanding the right of the Holder to effect a Cashless Exercise, the Company may require Holder to exercise this Warrant for cash if (1) the Warrant Stock is registered, (2) the Warrant Stock may be traded by Holder without restriction under SEC rules and regulations and applicable law and (3) such freely tradable Common Stock issuable upon exercise of this Warrant is delivered to Holder within 2 business days of Holder’s exercise.

(e) Subject to Section 2 hereof, upon surrender of this Warrant, and the duly completed and executed form of election to exercise, and payment of the Exercise Price or conversion of this Warrant through Cashless Exercise, the Company shall issue and deliver not later than 5 business days, but with reasonable commercial efforts to deliver within 3 business days, to the Holder a certificate or certificates for the number of shares of Warrant Stock so purchased upon the exercise or conversion of this Warrant. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Stock as of the date of the surrender of this Warrant, and the duly completed and executed form of election to exercise, and payment of the Exercise Price or conversion of this Warrant through Cashless Exercise; provided, that if the date of surrender of this Warrant and payment of the Exercise Price is not a business day, the certificates for the Warrant Stock shall be issued as of the next business day (whether before or after the Expiration Date), and, until such date, the Company shall be under no duty to cause to be delivered any certificate for such Warrant Stock or for shares of such other class of capital stock. If this Warrant is exercised or converted in part, a new warrant of the same tenor and for the number of shares of Warrant Stock not exercised or converted shall be executed by the Company.

1.5 Fractional Interests. The Company shall not be required to issue fractions of shares of Warrant Stock upon the exercise of this Warrant. If any fraction of a share of Warrant Stock would be issuable upon the exercise of this Warrant (or any portion thereof), the Company shall pay to the Holder an amount in cash based on the Fair Market Value of such fractional share as determined under Section 1.3(c).

1.6 Automatic Conversion upon Expiration. So long as PFG is the Holder, in the event that, upon the Expiration Date (other than upon expiration by termination of this Warrant due to Holder’s conversion of its loan to the Company referenced in Section 1.1(ii) hereof), the Fair Market Value of one share of Warrant Stock (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.4 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.4 above as to all Warrant Stock (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Warrant Stock (or such other securities) issued upon such conversion to the Holder.

1.7 Refund of Prepayment Fee. Any exercise of this Warrant shall not be effective unless and until the Holder has paid to the Company the Prepayment Fee Refund, if any, as specified in Section 8(d) of the Schedule to the Loan Agreement.

Section 2. Exchange and Transfer of Warrant.

(a) This Warrant may be transferred after the Prepayment Date, in whole or in part, subject to (i) the Holder’s delivery of an opinion of counsel in customary form that such transfer is in compliance with applicable securities laws, and (ii) for transfers to non-Affiliates of Holder, the prior written consent of the Company, which consent shall not be unreasonably withheld; and (iii) the transferee holder of the new Warrant assumes in writing the obligations of the Holder set forth in the Agreement. A transfer may be registered with the Company by submission to it of this Warrant, together with the annexed Assignment Form attached hereto as Exhibit B duly completed and executed. After the Company’s receipt of this Warrant and the Assignment Form so completed and executed, the Company will issue and deliver to the transferee a new warrant (representing the portion of this Warrant so transferred) at the same Exercise Price per share and otherwise having the same terms and provisions as this Warrant, which the Company will register in the new holder’s name. In the event of a partial transfer of this Warrant, the Company shall concurrently issue and deliver to the transferring holder a new warrant that entitles the transferring holder to purchase the balance of this Warrant not so transferred and that otherwise is upon the same terms and conditions as this Warrant. Upon the due delivery of this Warrant for transfer, the transferee holder shall be deemed for all purposes to have become the holder of the new warrant issued for the portion of this Warrant so transferred, effective immediately prior to the close of business on the date of such delivery, irrespective of the date of actual delivery of the new warrant representing the portion of this Warrant so transferred. For purposes hereof the term “Affiliate” with respect to any given person shall mean any person controlling, controlled by or under common control with the given person.

(b) In the event of the loss, theft or destruction of this Warrant, the Company shall execute and deliver an identical new warrant to the Holder in substitution therefor upon the Company’s receipt of (i) evidence reasonably satisfactory to the Company of such event and (ii) if requested by the Company, an indemnity agreement reasonably satisfactory in form and substance to the Company. In the event of the mutilation of or other damage to this Warrant, the Company shall execute and deliver an identical new warrant to the Holder in substitution therefor upon the Company’s receipt of the mutilated or damaged warrant.

(c) The Company shall pay all costs and expenses incurred by the Company in connection with the (i) issuance of Warrant Stock upon the exercise of this Warrant and (ii) exchange, transfer or replacement of this Warrant, including, without limitation, the costs of preparation, execution and delivery of a new warrant and of share certificates representing all Warrant Stock; provided, that the Holder shall pay all stamp and other transfer taxes payable in connection with the transfer or replacement of this Warrant.

Section 3. Certain Covenants.

(a) The Company shall at all times reserve for issuance and keep available out of its authorized and unissued capital Stock, solely for the purpose of providing for the exercise of this Warrant, such number of shares of Warrant Stock as shall from time to time be sufficient therefor.

(b) The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through reorganization, consolidation, merger, amalgamation, sale of assets or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the foregoing, the Company (i) will not increase the par value of any shares receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise and (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Warrant Stock upon the exercise of this Warrant.

Section 4. Adjustments to Exercise Price and Number of Shares of Warrant Stock.

4.1 Adjustments. In order to prevent dilution of the rights granted hereunder, the Exercise Price shall be subject to adjustment from time to time in accordance with this Section 4. Upon each adjustment of the Exercise Price pursuant to this Section 4, the Holder shall thereafter be entitled to acquire upon exercise, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock of the Company obtainable by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable immediately prior to such adjustment and dividing the product thereof by the new Exercise Price resulting from such adjustment.

4.2 Subdivisions, Combinations and Share Dividends. If the Company shall at any time subdivide by split-up or otherwise, its outstanding Common Stock into a greater number of shares, or issue additional capital Stock as a dividend, bonus issue or otherwise with respect to any class of capital stock, the Exercise Price in effect immediately prior to such subdivision or share dividend or bonus issue shall be proportionately reduced. Conversely, in case the outstanding Common Stock of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately adjusted.

4.3. Change of Control. For purposes of this Warrant, a “Change of Control” means a change in the ownership or control of the Company effected through any of the following transactions: (A) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned Company’s outstanding voting securities immediately prior to such transaction; (B) any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets; or (C) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of

Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders. If a Change of Control shall be proposed or be effected in such a way that holders of Warrant Stock shall be entitled to receive shares, securities, cash or other property with respect to or in exchange for Warrant Stock, then, the Company shall use all reasonable commercial efforts to procure that upon the consummation of such Change of Control, lawful and adequate provision shall be made whereby the Holder shall have the right to acquire and receive upon exercise of this Warrant (or at the option of the Holder, shall have the right to receive a new and equivalent Warrant for) such shares, securities, cash or other property issuable or payable as part of such Change of Control with respect to or in exchange for such number of outstanding shares of Warrant Stock as would have been received upon exercise of this Warrant at the Exercise Price then in effect. If after the exercise of such efforts the Company is unable to procure the foregoing, then the Company shall purchase this Warrant for cash for its fair market value as determined using the Black-Scholes valuation methodology. Payment for this Warrant shall be made by the Company contemporaneously with the closing of such Change of Control.

4.4. Notices of Record Date, Etc. In the event that the Company should:

(1) declare or propose to declare any dividend upon its capital stock, whether payable in cash, property, stock or other securities and whether or not a regular cash dividend, or

(2) (A) offer for subscription pro rata to the holders of shares of capital stock of the Company (other than pursuant to contractual preemptive rights) any additional shares of stock or any class or series or other rights, or (B) request its stockholders to, or the Company’s stockholders’ waiver of, contractual preemptive rights to subscribe for stock offered for sale to Major Investors under the Company’s investor rights agreement in effect on the date hereof, or

(3) effect or approve any reclassification, exchange, substitution or recapitalization of the capital stock of the Company, including any subdivision or combination of its outstanding capital stock, Change of Control, liquidation, dissolution or winding up (including an assignment for the benefit of creditors), or

(4) offer holders of registration rights the opportunity to participate in any public offering of the Company’s securities,

then, in connection with such event, the Company shall give to Holder:

(i) at least ten (10) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such a dividend or offer in respect of the matters referred to in (1) above, or for determining rights to vote in respect of the matters referred to in (3) above; and

(ii) at least five (5) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for an offer in respect of the matters referred to in (2) above; provided however, that notice to Holder shall only be required to the extent that Holder would be entitled to notice of the events specified in (2)(A) and (B) if it then held the Warrant Stock, and

(iii) in the case of the matters referred to in (3) above, at least ten (10) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, the date on which the holders of capital stock shall be entitled thereto and the terms of such dividend, and such notice in accordance with this clause (iii) shall also specify the date on which the holders of capital stock shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization, reclassification, exchange, substitution, consolidation, merger or sale, as the case may be, and the terms of such exchange. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holder of this Warrant at the address of Holder; and

(iv) in the case of the matter referred to in (4) above, the same notice as is given or required to be given to the holders of such registration rights.

4.5. Adjustment by Board of Directors. If any event occurs as to which, in the opinion of the Board of Directors of the Company, the provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights, but in no event shall any adjustment have the effect of increasing the Exercise Price as otherwise determined pursuant to any of the provisions of this Section 4, except in the case of a combination of shares of a type contemplated in Section 4.2 and then in no event to an amount larger than the Exercise Price as adjusted pursuant to Section 4.2.

4.6. Officers’ Statement as to Adjustments. Whenever the Exercise Price and/or number of shares of Warrant Stock subject to this Warrant is required to be adjusted as provided in Section 4, the Company shall forthwith file at each office designated for the exercise of this Warrant a statement, signed by the Chief Executive Officer, Chief Financial Officer or any other executive officer of the Company, showing in reasonable detail the facts requiring such adjustment, the Exercise Price and number of issuable shares that will be effective after such adjustment; provided, however, such statement shall not be required to the extent the information requested in this Section 4.6 is available through the Company’s reports filed with the Securities and Exchange Commission. If the information described in this Section 4.6 is readily available through the Company’s reports filed with the Securities and Exchange Commission, the Company shall not be required to provide a separate notice of adjustment to the Holder; provided, however, if such information is not readily available through the Company’s reports filed with the Securities Exchange Commission and made public, the Company shall cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to the record Holder of this Warrant at its address appearing herein. If such notice relates to an adjustment resulting from an event referred to in Section 4.3, such notice shall be included as part of the notice required to be mailed or published under the provisions of Section 4.3.

4.7 Issue of Securities other than Common Stock. In the event that at any time, as a result of any adjustment made pursuant to Section 4, the Holder thereafter shall become entitled to receive any shares of the Company, other than Warrant Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 4.

Section 5. Rights and Obligations of the Warrant Holder.

This Warrant shall not entitle the Holder to any rights of a holder of capital Stock in the Company until such time as this Warrant has been exercised.

Section 6. Restrictive Stock Legend.

This Warrant and the Warrant Stock have not been registered under any securities laws. Accordingly, any share certificates issued pursuant to the exercise of this Warrant shall (until receipt of an opinion of counsel in customary form that such legend is no longer necessary) bear the following legend:

THIS WARRANT AND THE WARRANT STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OF DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN CUSTOMARY FORM THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

Section 7. Notices.

Any notice or other communication required or permitted to be given here shall be in writing and shall be effective (a) upon hand delivery or delivery by e-mail or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received) or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), or (b) on the third business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communication shall be:

if to Holder, at

Partners for Growth, L.P.

180 Pacific Avenue

San Francisco, California 94111

Attention: Lorraine Nield

Fax: (415) 781-0510

Email: lorraine@pfgrowth.com

with a copy to

Benjamin Greenspan, Esq.

620 Laguna Road

Mill Valley, CA 94941

Fax: (415) 358-4780

Email: bg2@greenspan.org

or

if to the Company, at

Wayne Wren

Executive Vice President, General Counsel

Comverge, Inc.

3950 Shackleford Rd.

Suite 400

Duluth, Georgia 30096

(770) 696-7660

(770) 697-7665

Email: wwren@comverge.com

with a copy to:

Fish & Richardson P.C.

111 Congress Avenue, Suite 810

Austin, TX 78701

Fax: (512) 320-8935

Attention: Steven M. Tyndall

Each party hereto may from time to time change its address for notices under this Section 7 by giving at least 10 calendar days’ notice of such changes address to the other party hereto.

Section 8. Amendments and Waivers.

This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

Section 9. Applicable Law; Severability.

This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California. If any one or more of the provisions contained in this Warrant, or any application of any provision thereof, shall be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications of any provision thereof shall not in any way be affected or impaired thereby.

Section 10. Construction; Counterparts.

The terms of the Warrant Purchase Agreement to which this Warrant is attached as Exhibit 1 are incorporated by reference herein. Terms used but not defined herein have the meaning set forth in the Warrant Purchase Agreement. This Warrant may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature pages follow]

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Warrant to be duly executed on the day and year first above written.

COMPANY: Comverge, Inc.

By:	/s/ Thomas W. Wren
Name:	Thomas W. Wren
Title:	EVP

ACKNOWLEDGED AND AGREED: HOLDER:
Partners for Growth, L.P.

By:	/s/ Andrew W. Kahn
Andrew W. Kahn, Manager of Partners for Growth, LLC, Its General Partner

Exhibit A

To:	Comverge, Inc.

ELECTION TO EXERCISE

1. The undersigned hereby exercises its right to subscribe for and purchase                                          fully paid, validly issued and nonassessable Shares covered by the attached Warrant and tenders payment herewith in the amount of $                     in accordance with the terms thereof.

2. The undersigned hereby elects to convert the attached Warrant into fully paid, validly issued and nonassessable Shares by Cashless Exercise in the manner specified in Section 1.3 of the attached Warrant. This conversion is exercised with respect to                      of shares.

[Strike the paragraph above that does not apply.]

, and requests that certificates for such shares be issued in the name of, and delivered to:

Date: __________________	[Holder]

By
Name:
Title:

Exhibit B

ASSIGNMENT FORM

To:	Comverge, Inc.

The undersigned hereby assigns and transfers this Warrant to

(Insert assignee’s social security or tax identification number)

(Print or type assignee’s name, address and postal code)

and irrevocably appoints                                                                                        to transfer this Warrant on the books of the Company.

Date: _______________________	Partners For Growth, L.P.

By
Name: ___________________________, Manager of Partners for Growth, LLC, Its General Partner